Exhibit 3.1

RECEIVED
DEPARTMENT OF
ASSESSMENTS & TAXATION

2008 MAY 30 A 11:52
ARTICLES OF AMENDMENT
OF
ARTICLES OF INCORPORATION
          CAPSTEAD MORTGAGE CORPORATION (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Maryland, DOES HEREBY CERTIFY to the State Department of Assessments and Taxation of Maryland that:
          FIRST: Article V, Section 1 of the Charter of the Corporation is amended to read in its entirety as follows (the “Amendment”):
1.	The total number of shares of capital stock of all classes which the Corporation has authority to issue is three hundred fifty million (350,000,000) shares, consisting of (a) two hundred fifty million (250,000,000) shares of Common Stock, $0.01 par value per share, and (b) one hundred million (100,000,000) shares of Preferred Stock, $0.10 par value per share. The aggregate par value of all the shares of all the classes of stock of the Corporation is twelve million, five hundred thousand dollars ($12,500,000.00). The Board of Directors may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock.
          SECOND: (a) The total number of shares of capital stock which the Corporation had authority to issue immediately before the Amendment was two hundred million (200,000,000) shares, consisting of (a) one hundred million (100,000,000) shares of Common Stock, $0.01 par value per share, and (b) one hundred million (100,000,000) shares of Preferred Stock, $0.10 par value per share.
(b) The total number of shares of capital stock which the Corporation has authority to issue as amended is three hundred fifty million (350,000,000) shares, consisting of (a) two hundred fifty million (250,000,000) shares of Common Stock, $0.01 par value per share, and (b) one hundred million (100,000,000) shares of Preferred Stock, $0.10 par value per share.
(c)The descriptions of each class of stock of the Corporation are not changed by the Amendment.
          THIRD: The foregoing Amendments to the Charter of the Corporation have been advised by the Board of Directors and approved by the stockholders of the Corporation.
          IN WITNESS WHEREOF, CAPSTEAD MORTGAGE CORPORATION has caused this certificate to be signed in its name and on its behalf by its President and Chief Executive Officer, and witnessed by its Executive Vice President, chief financial officer and Secretary on May 29, 2008.

CAPSTEAD MORTGAGE CORPORATION

/s/ Andrew F. Jacobs

Andrew F. Jacobs, President and Chief Executive Officer

WITNESS:

/s/ Phillip A. Reinsch
Phillip A. Reinsch, Executive Vice President,
Chief financial Officer and Secretary
THE UNDERSIGNED, President and Chief Executive Officer of CAPSTEAD MORTGAGE CORPORATION, who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ Andrew F. Jacobs

Andrew F. Jacobs, President and Chief Executive Officer